UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

cbdMD, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Westinghouse Blvd., Suite A, Charlotte, NC 28273
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-3060

_______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YCBD	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 30, 2025, cbdMD, Inc. (the “Company”) entered into Securities Purchase Agreements dated September 29, 2025 (“Purchase Agreements”) with four institutional investors (the “Investors”) whereby the Investors were issued an aggregate of 1,700,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) for aggregate gross proceeds of $1,700,000. The Company received net proceeds of $1,500,000 which shall be used for working capital purposes.

In addition, pursuant to the Purchase Agreements, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with each of the Investors pursuant to which the shares of common stock issuable upon conversion of the Series B Preferred Stock to the Investors are entitled to registration under the Securities Act of 1933. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement to register the shares underlying the Series B Preferred Stock within 30 days following the closing date.

The description of the Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by the full text of the Purchase Agreement and the Registration Rights Agreement filed herewith as Exhibits 10.1 and 10.2, which are incorporated by reference into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 and Item 5.03 is incorporated herein by reference. The transaction with the Investors was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 29, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Designation”) designating 1,700,000 shares of the Company’s authorized preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share. Each share of the Series B Preferred Stock is convertible into common stock at a conversion price of $1.00, subject to anti-dilution adjustments and Alternative Conversion rights (as defined in the Certificate of Designation). The Series B Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Certificate of Designation) shall be increased by the dividends as reasonably determined by the Company and the holders of the Series B Preferred Stock.

With respect to liquidation, dissolution and winding up of the Company, the Series B Preferred Stock ranks senior to all shares of the Company’s capital stock unless otherwise consented to by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series B Preferred Stock. In addition, the Series B Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion.

The description of the Certificate of Designation is not complete and is qualified in its entirety by the full text of the Certificate of Designation filed herewith as Exhibit 3.1 which is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
3.1	Certificate of Designation of Series D Convertible Preferred Stock filed September 29, 2025
10.1	Form of Preferred Stock Purchase Agreement
10.2	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: October 6, 2025	By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy, Chief Executive Officer and Chief Financial Officer